                                                                   Exhibit 20.2


                 FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

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

                                              Year Ended May 31,
                                ----------------------------------------------------
                                  1993      1994      1995       1996        1997
                                --------  --------  --------  ----------  ----------
                                (In thousands, except ratios)

Earnings:
  Income before income taxes... $203,576  $378,462  $522,084  $  539,959  $  628,221
  Add back:
    Interest expense, net of
      capitalized interest.....  168,762   152,170   130,923     105,449      95,689
    Amortization of debt
      issuance costs...........    4,906     2,860     2,493       1,628       1,328
    Portion of rent expense
      representative of
      interest factor..........  262,724   285,261   329,370     386,254     434,846
                                --------  --------  --------  ----------  ----------
  Earnings as adjusted......... $639,968  $818,753  $984,870  $1,033,290  $1,160,084
                                ========  ========  ========  ==========  ==========
Fixed Charges:
  Interest expense, net of
    capitalized interest....... $168,762  $152,170  $130,923  $  105,449  $   95,689
  Capitalized interest.........   31,256    29,738    27,381      39,254      39,449
  Amortization of debt
    issuance costs.............    4,906     2,860     2,493       1,628       1,328
  Portion of rent expense
    representative of interest
    factor.....................  262,724   285,261   329,370     386,254     434,846
                                --------  --------  --------  ----------  ----------
                                $467,648  $470,029  $490,167  $  532,585  $  571,312
                                ========  ========  ========  ==========  ==========

  Ratio of Earnings to Fixed
    Charges                          1.4       1.7       2.0         1.9         2.0
                                ========  ========  ========  ==========  ==========
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